EXHIBIT 99.1

Great Lakes Reports Second Quarter Results

Second quarter net loss of $4.0 million
Second quarter adjusted EBITDA of $10.2 million
Backlog of $373.8 million at June 30, 2022

HOUSTON, Aug. 02, 2022 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq: GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended June 30, 2022.

Second Quarter 2022 Highlights

  Revenue was $149.4 million in the second quarter
  Total operating loss was $0.3 million in the second quarter
  Net loss was $4.0 million in the second quarter
  Adjusted EBITDA was $10.2 million in the second quarter

Management Commentary

Lasse Petterson, President and Chief Executive Officer commented, “Our second quarter results did not meet expectations as we continue to face and navigate a challenging environment driven by external factors including supply chain delays, inflationary pressures, adverse weather conditions combined with some atypical dredging project challenges.

During the quarter, three of our larger projects encountered differing and unanticipated site conditions which negatively impacted production. We are working to resolve the cost impact through contractual discussions with our customers, however revenue and profit recognition is delayed until these discussions are finalized.

Supply chain delays impacted both the Liberty Island’s and Carolina’s drydockings, which caused both dredges to be delayed several weeks mobilizing to their projects. In addition, rapidly increasing inflation impacted the cost of labor, operating supplies, and drydockings in the quarter, which we are now accounting for in bids

We also had several projects impacted by unseasonably rough sea conditions along the east coast that caused several vessels to stop operating and seek shelter, which extended completion timelines and delayed commencement of subsequent projects.

Finally, bids for new dredge projects did not materialize as early as in previous years, resulting in idle time for two dredges for part of the quarter. However, we expect bidding to increase substantially for the remainder of the year and July is already off to a strong start, in which Great Lakes was low bidder on 74% of the $250 million of work that bid in the month.

As we enter the third quarter, we expect results for the second half of 2022 to be stronger than the first, however due to the issues encountered in the first half of the year, we do not anticipate meeting full year expectations.

In spite of the current short-term challenges, the outlook for Great Lakes remains strong. We continue to see increased market demand backed by strong government support and development of new LNG export facilities that we expect will benefit Great Lakes and our market position in the upcoming years. Our new build program is on schedule with the new hopper dredge, the Galveston Island, expected to be ready for operations in the first half of 2023 and her sister ship expected to be ready for operations in 2025.

Our recently announced offshore wind award by Equinor and BP solidifies Great Lakes’ entry into the U.S. offshore wind market with a major project award for our subsea rock installation vessel currently being built for expected delivery in late 2024. Our goal is to contribute to building the U.S. offshore wind industry, which we anticipate will provide an avenue for diversification and growth for our Company.”

Quarterly Results

  Revenue was $149.4 million, a decrease of $20.5 million from the second quarter of 2021. The lower revenue in the second quarter of 2022 was due primarily to lower maintenance dredging revenue, offset partially by higher domestic capital project revenue.
  Gross margin percentage declined to 7.0% in the second quarter of 2022 from 13.5% in the second quarter of 2021. As noted above, the delayed drydockings of the Liberty Island and the Carolina negatively impacted gross margin. The New York went into her regulatory drydocking in June and is expected to remain in drydock for most of the third quarter. Gross margin was also impacted by supply chain delays, inflationary pressures, weather and atypical dredging project challenges.
  Operating loss was $0.3 million, which is a $9.1 million decrease from the prior year quarter. The decrease is a result of $12.4 million lower gross margin, offset partially by lower general and administrative expenses compared to the prior year second quarter.
  Net loss for the quarter was $4.0 million compared to net income of $2.1 million in the prior year quarter. The decrease is a direct result of lower operating income, offset partially by lower interest expense and an income tax benefit.
  At June 30, 2022, the Company had $75.4 million in cash and total long-term debt of $321.2 million.
  At June 30, 2022, the Company had $373.8 million in backlog, compared to $454.4 million in backlog at June 30, 2021.
  Capital expenditures for the second quarter of 2022 were $39.2 million, which includes $11.7 million for our new scows and multicats, $10.5 million for upgrades to the Liberty Island, the Carolina, and the booster Buster, $9.0 million for the Galveston Island build, and $2.8 million for the subsea rock installation vessel.

Market Update

At the end of 2021 the domestic dredging bid market reached $1.8 billion in projects bid. We expect the 2022 bid market to be as strong as 2021 as the market continues to be driven by the large-scale port deepening projects along the east and gulf coasts. In 2022, we expect to see the continuation of port deepening bids in the ports of Freeport, Sabine, Houston, Corpus Christi and additional phases of Norfolk, and Mobile. In addition, our nation’s coasts are subject to climate change, increasing severe weather events, like Hurricane Ida, and sea level rise, which can cause an increase in beach erosion and other damage that adds to the recurring nature of our business and the need for more frequent coastal protection and port maintenance projects.

We continue to see strong support from the Biden Administration and Congress for the dredging industry. In July, 2022 the Senate passed their version of the Water Resources Development Act 2022, or WRDA, which includes legislation that authorizes about $25 billion to help finance 20 new or modified U.S. Army Corps of Engineers (the “Corps”) projects for flood and hurricane protection, dredging, ecosystem restoration and other construction projects. Since the House passed their version also recently, the legislation is expected to be conferenced and signed into law by President Biden in short order. This is the earliest passage of this legislation in recent history.

As of July 28, 2022, both the Senate and House passed their respective fiscal year 2023 Corps budget proposals. The Senate’s proposal was $8.7 billion in funding and the House’s proposal was $8.9 billion. Prior to sending to President Biden for his signature, the House and Senate will meet to agree on a final amount, which will likely be another record budget for the Corps. This increased budget and the funding from the Biden Administration’s Infrastructure Bill support our expectation of a strong market entering 2023.

Included in our low bids pending are two liquified natural gas (“LNG”) projects that have been awaiting Notice to Proceed from our clients. Several North American LNG export projects have been delayed in the past couple of years during the pandemic as customers were unwilling to sign long-term deals needed to finance the multibillion-dollar projects. These LNG projects are currently gaining momentum as Europe is re-evaluating their sourcing of energy after the Russian invasion of Ukraine which may require imports of large quantities of LNG. There are currently several companies, including the two clients who have awarded us work, targeting to make final investment decisions in 2022 to build their plants in the United States, Canada and Mexico.

In the past year and a half, we have seen strong support for offshore wind from the Biden Administration and we believe the United States’ commitments to offshore wind will create thousands of jobs, and help the U.S. transition to a more diverse energy future. In March 2021, the White House announced new initiatives that will advance the Administration’s goals to expand the nation’s offshore wind energy capacity in the coming decade by opening new areas of development, improving environmental permitting, and increasing public financing for projects. As part of that initiative the Departments of the Interior, Energy and Commerce committed to a shared goal of installing 30 gigawatts of offshore wind power generation capacity in U.S. waters by 2030.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today, August 2, 2022, where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 2, 2022 at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). Investors and analysts are encouraged to pre-register for the conference call by using the link below. Participants who pre-register will be given a unique PIN to gain immediate access to the call. Pre-registration may be completed at any time up to the call start time.

To pre-register, go to https://register.vevent.com/register/BI67daaed29a0246fe90aa0530f60dae6a.

The live call and replay can also be heard at https://edge.media-server.com/mmc/p/7h9zxde8 and on the Company’s website, www.gldd.com, under Events on the Investor Relations page. A copy of this press release will be available on the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continued operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income (loss) to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 132-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: the impact of the COVID-19 pandemic and related responsive measures, including productivity impacts and increased expenditures; variances in project estimates; our ability to obtain and retain federal government dredging and other contracts, which is impacted by the amount of government funding for dredging and other projects and the degree to which government funding is directed to the Corps and certain other customers, which in turn could be impacted by extended federal government shutdowns or declarations of additional national emergencies; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; increasing costs to operate and maintain aging vessels and comply with applicable regulations or standards; increasing costs of fleet improvements to remain competitive; equipment or mechanical failures; impacts to our facilities and suppliers from pandemics, epidemics or outbreaks of infectious disease affecting our markets; market or supply chain disruptions as a result of war or insurrection; impacts to our supply chain for procurement of new vessel build materials: our international dredging operations; instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; capital and operational costs due to environmental regulations or extreme weather events; market and regulatory responses to climate change; contract penalties for any projects that are completed late; force majeure events, including natural disasters, pandemics and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes to large, single customer contracts; our ability to obtain potential financing for the construction of new vessels, including our new offshore wind vessel and two new dredges; potential inability to secure contracts to utilize new offshore wind vessel; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues and unforeseen changes in environmental regulations; any failure to comply with Section 27 of the Jones Act provisions on coastwise trade, or if those provisions were modified or repealed; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; our ability to maintain or expand our credit capacity; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements and Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previous recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; and impairments of our goodwill or other intangible assets. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2021.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Contract revenues	$149,428	$169,914	$343,777	$347,547
Gross profit	10,481	22,922	43,536	55,998
General and administrative expenses	10,820	14,224	25,424	30,546
(Gain) loss on sale of assets—net	3	(138)	(318)	(32)
Operating income (loss)	(342)	8,836	18,430	25,484
Interest expense—net	(3,424)	(6,657)	(7,449)	(13,243)
Other income (expense)	(1,120)	755	(1,525)	896
Income (loss) before income taxes	(4,886)	2,934	9,456	13,137
Income tax (provision) benefit	853	(829)	(2,432)	(2,218)
Net income (loss)	$(4,033)	$2,105	$7,024	$10,919

Basic earnings (loss) per share	$(0.06)	$0.03	$0.11	$0.17
Basic weighted average shares	66,071	65,646	65,959	65,458

Diluted earnings (loss) per share	$(0.06)	$0.03	$0.11	$0.16
Diluted weighted average shares	66,071	66,137	66,480	66,187

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net Income (Loss)	$(4,033)	$2,105	$7,024	$10,919
Adjusted for:
Interest expense—net	3,424	6,657	7,449	13,243
Income tax provision (benefit)	(853)	829	2,432	2,218
Depreciation and amortization	11,614	10,628	22,930	20,681
Adjusted EBITDA	$10,152	$20,219	$39,835	$47,061

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2022	2021

Cash and cash equivalents	$75,420	$145,459
Total current assets	283,120	327,432
Total assets	1,015,150	997,670
Total current liabilities	141,565	154,735
Long-term debt	321,246	320,971
Total equity	412,188	398,997

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2022	2021	2022	2021
Dredging:
Capital - U.S.	$89,693	$79,399	$190,704	$157,005
Capital - foreign	-	1,613	-	6,322
Coastal protection	45,119	46,631	117,036	93,262
Maintenance	12,648	37,278	32,460	82,579
Rivers & lakes	1,968	4,993	3,577	8,379
Total revenues	$149,428	$169,914	$343,777	$347,547

	As of
	June 30,	December 31,	June 30,
Backlog	2022	2021	2021
Dredging:
Capital - U.S.	$246,042	$398,748	$320,820
Capital - foreign	-	-	269
Coastal protection	76,978	99,048	51,204
Maintenance	43,561	50,966	67,440
Rivers & lakes	7,220	2,826	14,669
Total backlog	$373,801	$551,588	$454,402